UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 31, 2001
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             NHP Retirement Housing Partners I Limited Partnership
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             (Exact name of registrant as specified in its charter)


      Delaware                        0-16815                  52-1453513
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(State or other jurisdiction       (Commission File           (IRS Employer
     of incorporation)                 Number)             Identification No.)

14160 Dallas Parkway, Suite 300, Dallas, Texas                   75240
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(Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code:  (972) 770-5600
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(Not Applicable)
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(Former name or former address, if changed since last report)




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Item 2.  Acquisition or Disposition of Assets

         On  December  31,  2001,  NHP  Retirement  Housing  Partners  I Limited
Partnership ("NHP") sold its sole remaining senior living community to BRE/Amberleigh Inc., a Delaware corporation (the "Purchaser"), for total potential consideration of $20 million pursuant to the terms of the Asset Purchase Agreement, attached hereto as Exhibit 2.1, dated as of December 28, 2001, by and between NHP and the Purchaser. This sale was completed as part of the liquidation of NHP's assets following its dissolution on May 21, 2001.

         The senior living community sold to the Purchaser is The Amberleigh at Woodside Farms in Williamsville, New York. The consideration for the property is payable as follows: NHP will be paid (a) $18 million in cash at closing, before adjustment for customary prorations, an indemnity holdback of $250,000, closing costs and other items (b) plus a note for an additional amount up to $1 million paid to NHP if financing is obtained by the Purchaser by March 31, 2002 on terms substantially similar to the loan application filed with the lender (subject to reduction if the loan proceeds are reduced and subject to an additional indemnity holdback in the amount of $250,000 offset for indemnities provided by NHP to Purchaser) and (c) an additional $1 million earn out note payable if the property achieves certain performance levels by December 31, 2002, also subject to right of offset for indemnities. This represents a potential total sales price of $20 million. There can be no assurance that either note will be paid.

         The broker for this transaction was Marcus & Millichap, a national commercial real estate brokerage firm with a specialty concentration in senior housing with expertise in the senior living industry. They will receive a 1.275% real estate commission from NHP. Pursuant to the terms of the Limited
Partnership Agreement, the general partner of NHP will also receive a 1.275% general partner fee that will be paid by NHP.

         The purchase price for this property was determined by extensive marketing in the senior living market by Marcus & Millichap. Marcus & Millichap listed The Amberleigh for sale on February 22, 2001. Direct contacts were made with over a hundred potential buyers from within the senior housing industry as well as in the multi-family industry.

         An important factor taken into account by NHP management in reviewing offers was the need to close timely. The Pension Notes that financed The Amberleigh were maturing on December 31, 2001. NHP had requested a forbearance agreement from the Trustee holding the lien on The Amberleigh property to allow more time to pay off the Pension Notes via a sale of the property. The Trustee for the Pension Note Holders rejected NHP's request for the forbearance.

         Through this marketing process, 145 prospective purchasers were identified that responded to marketing materials and phone calls. Of those potential purchasers, five provided formal indications of interest. Initial indications of interest for the property, in terms of purchase price, ranged from a low of $16.3 million to a high of $20 million. Based upon the indications of interest received, the general partner, with the recommendation of Marcus & Millichap, concluded that the indication of interest from American Opportunity for Housing ("AOH") was the highest in terms of proposed purchase price and was

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most likely to maximize value to NHP.  Accordingly,  the general  partner of NHP entered into negotiations with AOH, which culminated in the execution of a purchase and sale agreement dated July 5, 2001. This purchase and sale agreement was subsequently terminated by AOH on December 10, 2001 due to their inability to complete financing for the property.

         Throughout the negotiations with AOH, as a defensive measure NHP had continued negotiations with backup prospective purchasers to purchase the property. As a result of the termination by AOH of its purchase and sale agreement with NHP as well as the inability of any of the other backup prospective purchasers to make a viable offer, Marcus & Millichap recommended to the general partner of NHP that it finalize its transaction with the Purchaser. The primary reasons for the recommendation by Marcus & Millichap were (1) the Purchaser had substantial liquidity and could pay the highest amount of cash for the property, (2) the Purchaser could close the transaction by December 31, 2001 and (3) no other buyer was interested in the property at this price.

         As previously reported in prior quarterly reports, NHP intends to liquidate and distribute the proceeds from this sale, along with any other assets of NHP (subject to necessary reserves), in accordance with the NHP Limited Partnership Agreement.

         The general partner of NHP is wholly-owned by Retirement Associates, Inc. Neither the general partner nor Retirement Associates, Inc. is affiliated with the Purchaser.

Item 7.  Financial Statements and Exhibits

         (a)      Financial Statements of Business Acquired.

                           Not Applicable.

         (b)      Pro forma Financial Information.

                           Not Applicable.

         (c) The following Exhibits are filed as a part of this Current Report on Form 8-K:

                  2.1 Asset Purchase Agreement, dated as of December 28, 2001, by and between BRE/CSL Amberleigh LLC and NHP Retirement Housing Partners I Limited Partnership.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  NHP RETIREMENT HOUSING PARTNERS I LIMITED
                                  PARTNERSHIP
                                  (Registrant)


Date: January 16, 2002            By: Capital Realty Group Senior Housing, Inc.,
                                      its general partner

                                      By:  /s/ Robert Lankford
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                                         Robert Lankford
                                         President












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                                  EXHIBIT INDEX

2.1 Asset Purchase Agreement, dated as of December 28, 2001, by and between BRE/CSL Amberleigh LLC and NHP Retirement Housing Partners I Limited Partnership.